Exhibit 99.1

Provision Holding Announces Executive Leadership Changes to Position Company for Future Growth

Retail Industry Veteran Mark Leonard Appointed President and Chief Executive Officer;

Curt Thornton Assumes Role of Board Chairman and Chief Operating Officer

Provision’s Board Will Expand to Five Directors from Three

CHATSWORTH, Calif., September 14, 2017 - Provision Holding, Inc. (OTCQB: PVHO) today announced changes to its executive leadership team, as it prepares for a period of future growth.

To position Provision to capitalize on the significant growth opportunities represented by multiple recently announced new partnerships, the board has approved the addition of a key operating role within the company. As such, Mark Leonard, an executive with more than 20 years of experience, highlighted by operational expertise in growing retail driven businesses, will assume the role of President and Chief Executive Officer of Provision. Curt Thornton will assume the role of Chairman of the Board of Directors, and transition from Chief Executive Officer to Chief Operating Officer.

Mr. Leonard’s experience spans nearly 25 years and encompasses a variety of industries, including computer software, retail and prepaid payment solutions. He most recently served as Executive Vice President of Business Development/ Sales and Trade Marketing at InComm, Inc., a leader in prepaid and payment solutions, where he developed and led new revenue opportunities, ran all existing retail channels, and contributed to the firm’s mergers and acquisitions activities. Previously, he spent five years at Blackhawk Networks, a publicly traded company that serves as the leader in the prepaid, gift card and payment industries, where he held the position of Group Vice President of Alliances at Blackhawk Network, overseeing both new and existing retail business across the US. Prior to Blackhawk, he served as President and Executive Vice President and of Astoria Software, a database management software company. He currently serves on the Advisory Board of KargoCard, China’s largest prepaid card company. Prior to his distinguished business career, Mark played baseball professionally for over 10 years.

“We are thrilled to welcome Mark to his new role as CEO of Provision, as we build upon the foundation the Company has laid – establishing partnerships to bring our technology into significant and diversified retail channel settings – and capitalize on these significant growth opportunities,” commented Curt Thornton. “The market has validated Provision’s patented and proprietary 3D holographic technology, as evidenced by our recently announced retail channel partnerships. Mark brings the operational expertise and execution capability that is paramount to Provision’s future. With an established history of successful, results-oriented performance across a diverse set of industries, including retail and technology, Mark is an ideal choice to lead Provision forward into this exciting future.”

“Provision is at an inflection point in its history,” said Mark Leonard. “Never has it been more important for brick and mortar retailers to integrate technology in-store to attract customers and to keep them coming back, as well as identify new revenue streams. Provision has tremendous intellectual property, partnerships in place with leaders spanning multiple retail segments, and I look forward to working with the team to maximize current revenue opportunities, while helping to shape future applications for this validated technology platform.”

In addition to this executive leadership change, Provision’s board has approved its expansion from a current composition of three directors (two insiders and one outsider) to a total of five. The expansion of the Board of Directors will support the Company's commitment to best practices in corporate governance. Effective immediately, Mark Leonard will join incumbents Curt Thornton and Jon Corfino on the board.  Bob Ostrander has resigned his board position, but will remain as Provision’s Vice President of Business Development and Sales. The board is aggressively seeking two outside candidates to serve as Independent Directors and complete the five member board.

To be added to the Provision email distribution list, please e-mail PVHO@kcsa.com with PVHO in the subject line.

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About Provision Interactive Technologies, Inc.

Provision Interactive Technologies, Inc., a subsidiary of Provision Holding, Inc. (OTCQB: PVHO), is the leading developer of intelligent, interactive 3D holographic display technologies, software, and integrated solutions used primarily in retail settings. Provision’s 3D advertising displays are designed to increase in-store engagement, coupon redemption and point-of-purchase activity.

Provision's 3D holographic display systems represent a revolutionary technology that project full color, high-resolution videos into space detached from the screen, without the need for special glasses. Provision holds more than 10 patents related to its 3D holographic technology, for both consumer and commercial applications. For more information, visit www.provision.tv.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements unless legally required.

CONTACT

Investor Relations

Philip Carlson / Steve Silver

pcarlson@kcsa.com / ssilver@kcsa.com

212-896-1233 / 212-896-1220

Media Relations

Kate Tumino / Alyssa Mariano

ktumino@kcsa.com / amariano@kcsa.com

212-896-1252 / 212-896-1276

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